                                                                    EXHIBIT 99.2

October 6, 2000                                     Contact:  Dime
00/32                                                         Franklin L. Wright
                                                              (212) 326-6170
FOR IMMEDIATE RELEASE

                DIME SETS 13.6 MILLION SHARE REPURCHASE PROGRAM,
                       CANCELS DUTCH AUCTION TENDER OFFER,
                  ANNOUNCES OTS APPROVAL OF WARBURG INVESTMENT

         New York, NY -- October 6, 2000 -- Dime Bancorp, Inc. (NYSE:DME) today announced a program to repurchase up to 13,607,644 common shares. This new buyback program replaces Dime's previously-announced "Dutch Auction" tender offer. Accordingly, the Dutch Auction tender offer is being terminated, effective today, and all shares tendered into the tender offer and not previously withdrawn will be promptly returned.

         Commenting on the actions, Lawrence J. Toal, Chief Executive Officer of
Dime, said, "Since we commenced the Dutch Auction tender offer on August 1, the price of Dime's shares has risen 42% to $23.6875, which is well beyond the price range set in the offer. We now believe that a repurchase program is the better vehicle for achieving our share buyback objective."

         Dime said that under its repurchase program shares will be purchased at prevailing prices in the open market or in privately-negotiated transactions, will be returned to the corporate treasury and may be used in connection with the Company's employee benefit plans and for

                                     -more-

general corporate purposes. No time limit has been set for the completion of this program, but, in accordance with the Securities and Exchange Commission's tender offer regulations, the earliest that share repurchases can begin is ten business days after today.

         Dime also announced that regulatory approval from the Office of Thrift
Supervision necessary for Warburg to complete its investment in Dime was received yesterday evening and that the closing related to the final $28 million of Warburg's $238 million total investment had occurred today.

         At June 30, 2000, Dime had assets of $25.3 billion, deposits of $14.3 billion, and stockholders equity of $1.6 billion. Dime is the parent company of
The Dime Savings Bank of New York, FSB (www.dime.com), a regional bank serving consumers and businesses through 127 branches located throughout the greater New
York City metropolitan area. Directly and through North American Mortgage
Company (www.namc.com), Dime also provides consumer loans, insurance products and mortgage banking services throughout the United States.

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